Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RLI CORP.

The name of the corporation is RLI Corp. (the “Corporation”). The Corporation was incorporated under the name RLI Corp. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on November 20, 2017.  This Amended and Restated Certificate of Incorporation of the Corporation, which amends and restates in its entirety the Corporation’s original Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”). The original Certificate of Incorporation of the Corporation is hereby amended, integrated and restated to read in its entirety as follows:

FIRST: The name of the Corporation is RLI Corp.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware, 19808, and the name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as it now exists or may hereafter be amended and supplemented.

FOURTH: The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares of capital stock which the Corporation shall have authority to issue is 205,000,000.  The total number of shares of Common Stock that the Corporation is authorized to issue is 200,000,000, having a par value of $0.01 per share, and the total number of shares of Preferred Stock that the corporation is authorized to issue is 5,000,000, having a par value of $0.01 per share.

FIFTH: The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.	COMMON STOCK.
1.	General. The voting, dividend, liquidation, conversion and stock split rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) upon any issuance of the Preferred Stock of any series.
2.	Voting.Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held by such holder. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (as in effect at the time in question) (the “Bylaws”) and applicable law on all matters put to a vote of the stockholders of the Corporation.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.	Dividends. Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, the holders of Common Stock shall be entitled to the payment of dividends when and as declared by the Board of Directors in accordance with applicable law and to receive other distributions from the Corporation. Any dividends declared by the Board of Directors to the holders of the then outstanding Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.
4.	Liquidation. Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.
B.	PREFERRED STOCK

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the DGCL, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL.  Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

SIXTH: The personal liability of the directors and officers of the Corporation, to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as director or officer, is hereby eliminated to the fullest extent permitted by the DGCL, as the same may be amended and supplemented. Any amendment, repeal or modification of this Article Sixth, or the adoption of any provision of the Amended and Restated Certificate of Incorporation inconsistent with this Article Sixth, shall not adversely affect any right or protection of a director or officer of the Corporation existing immediately prior to such amendment, repeal or modification. If the DGCL is amended after approval by the stockholders of this Article Sixth to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. For purposes of this Article Sixth, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as it presently exists or may hereafter be amended from time to time.

SEVENTH: The Corporation shall, through the Bylaws or otherwise, to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended and supplemented, indemnify, advance expenses and hold harmless any person who was or is a director or officer of the Corporation or its subsidiaries.  The Corporation may, by action of the Board of Directors, provide rights to indemnification and to advancement of expenses to such other employees or agents of the Corporation or its subsidiaries to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL.  Any amendment, repeal or modification of this Article Seventh shall not adversely affect any rights or protection existing hereunder immediately prior to such repeal or modification.  Notwithstanding the foregoing, the Corporation shall be required to indemnify a person in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (each a “Proceeding”), initiated by such person only if the Proceeding was authorized in the specific case by the Board of Directors.

EIGHTH: From time to time any of the provisions of this Amended and Restated Certificate of Incorporation may be amended, altered, changed or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Amended and Restated Certificate of Incorporation are granted subject to the provisions of this Article Eighth.

NINTH:In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws, without any action on the part of the stockholders, but the stockholders may make additional Bylaws and may alter, amend or repeal any Bylaw whether adopted by them or otherwise.  The Corporation may in its Bylaws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

[Signature Page to Follow.]

IN WITNESS WHEREOF, the Corporation has executed this Amended and Restated Certificate of Incorporation on this 9th day of May, 2023

/s/ Craig W. Kliethermes

Craig W. Kliethermes

President and Chief Executive Officer